     Filed pursuant to Rule 433
Registration No. 333-146905

FINAL TERM SHEET

Dated September 15, 2009

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$2,250,000,000 1.875% Notes due 2012

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$2,250,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	September 24, 2009

Maturity date:	September 24, 2012

Interest:	1.875% p.a. payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every March 24 and September 24 of each year, commencing March 24, 2010

Issue price:	99.791%

Fees:	0.10%

Net proceeds:	$2,243,047,500

CUSIP:	515110 BA1

ISIN Number:	US515110BA19

Joint Lead Managers:	J.P. Morgan Securities Ltd.
Morgan Stanley & Co. International plc
RBC Capital Markets Corporation

Co-Lead Managers:	ANZ Securities, Inc.
DZ BANK AG Deutsche Zentral- Genossenschaftsbank, Frankfurt am Main
Mizuho International plc
Nomura International plc
Nordea Bank Danmark A/S

Listing:	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together the Offering Documentation) for free by searching the SEC online database at: www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Joint Lead Manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free +1-866-718-1649.

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